UNITED STATES

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2010

AMERICAS ENERGY COMPANY - AECO

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50978	98-0343712

(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

249 N. Peters Rd., Suite 300, Knoxville, Tennessee 37923 (Address of Principal Executive Offices)

865-238-0668 Registrants Telephone Number

. (Former Name or Address of Registrant)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 2 – Financial Information

Item 2.01. Completion of Acquisition or Disposition of Assets.

Purchase of Evans Cole Corp., a Kentucky corporation by Americas Energy Company-AECo “AENY”

We previously disclosed in our report on Form 10Q filed February 18, 2010 that on February 6, 2010, the Company entered into an agreement to purchase all of the outstanding shares of Evans Cole Corp., a Kentucky corporation. The purchase price was $400,000 [which had already been advanced by Americas Energy Company (Private) prior to January 21, 2010]; $2,600,000 paid upon execution of the agreement; $4,000,000 due at the closing on the 5th day of March 2010 and $25,000,000 to be paid at the rate of $5.00 per short ton of coal mined, sold and shipped from the leaseholds of Evans. Minimum payments of at least $500,000 per quarter shall be made commencing March 31, 2011. The $25,000,000 is to be secured by a promissory note and the note Matures on March 5, 2025. The note contains two contingencies related to future permits to mine on two defined leaseholds. If permits are not obtained on the “Artemus” project by December 31, 2010 then the principal of the note shall be reduced by $10,000,000. If permits are not obtained on the “Breathitt” project by December 31, 2016 then the principal of the note shall be reduced by $5,000,000. In addition to the purchase price a separate finder’s fee is to be paid as a 2% override to A.Y. Evans, Jr.

As of March 31, 2010, we have paid the full amount due of $7,000,000 of the purchase price and executed the required $25,000,000 promissory note. The contingency related to the “Artemus” project has cleared and the only remaining contingence is related to the “Breathitt” project. If permits are not obtained on the “Breathitt” project by December 31, 2016 then the principal of the note shall be reduced by $5,000,000.

The parties have agreed that the material terms of the Purchase agreement have been met and full ownership and control of Evans Cole Corp., a Kentucky corporation is with Americas Energy Company-AECo “AENY” as a wholly owned subsidiary.

Evans Coal

Evans Coal Corp. was organized in Kentucky on July 9, 1987 and is engaged in the business of mining high grade coal from its property located in Bell County, Kentucky. The company holds various leases and permits to mine those lease rights. The company owns a variety of mining equipment consisting of trucks, loading, drilling, dozers and other heavy equipment for use in its mining operations.

Evans Cole Corp., a Kentucky corporation was wholly owned by Barbara Evans, the sole shareholder.

Prior to completing this purchase Americas Energy Company-AECo had acquired the mineral rights to property located in Bell County Kentucky from the Evans Coal Company (“Evans”); this property is known as the “Upland Church Property” consisting of mineral rights to approximately 12,000 acres of property located in Bell County Kentucky, with a 395 acre permit extraction of coal. The Upland Church property is currently being actively mined. As a result of the acquisition of Evans Cole Corp. this agreement is now between the Company and our wholly owned subsidiary.

A.Y. Evans, Jr. a shareholder and employee of the Company is the son of the former sole Shareholder of Evans Coal Corp.

On March 25, 2010, a loan of $ 4,000,000 was received and an additional $350,000 less fees and cost charged by the lender of $150,000 on March 31, 2010. The loan was from the same third party as the Company’s previous loans. The proceeds were used for purchase of Evans Coal, Corp.

Section 3 – Securities and Trading Markets Item 3.02. Unregistered Sales of Equity Securities. Note Conversions to Equity:

On March 31, 2010, the holders of promissory notes converted $2,000,000 into 2,666,667 Common shares at a price of $0.75 as disclosed pursuant to the merger with Americas Energy Company. The shares were issued equally to five entities.

On March 31, 2010, the holders of promissory notes converted $7,000,000 plus all accrued interest into 14,333,333 Common shares at a price of approximately $0.50 per share and 9,000,000 warrants to purchase common shares at a price of $0.75 expiring March 31, 2013. The shares and warrants were issued equally to five entities.

The shares were issued as exempted transactions under Section 4(2) and/or Regulation S of the Securities Act of 1933. They are subject to Rule 144 of the Securities Act of 1933. The recipient(s) of our securities took them for investment purposes without a view to distribution. Furthermore, they had access to information concerning our Company and our business prospects; there was no general solicitation or advertising for the purchase of our securities; and the securities are restricted pursuant to Rule 144.

Section 9 – Financial Statements and Exhibits Item 9.01 Financial Statements and Exhibits

Americas Energy Company- AECo includes by reference the following exhibits:

10.1	Agreement- Assignment of Leases and Permits, between Americas Energy Company and Evans Coal Corporation, dated July 17, 2009; Filed with our Current Report on Form 8K, January 27, 2010

10.2	Agreement – Letter of Intent, between Americas Energy Company and Evans Coal Corporation, dated November 5, 2009; Filed with our Current Report on Form 8K, January 27, 2010

10.3	Agreement – Agreement for the Sale of all Shares in Evans Coal Corp., between Americas Energy Company and Barbara Evans, widow and not married and Evans Coal Corporation, dated February 6, 2010; Filed with our Quarterly Report on Form 10-Q on February 18, 2010

Americas Energy Company- AECo includes herein the following financial statements:

Financial statements and pro forma financial information required by this section will be filed not later than June 16, 2010 pursuant to the provisions of paragraph (a)(4) of Item 9.01 of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Americas Energy Company-AECo

Date: April 02, 2010	By:	\s\ Christopher L. Headrick, President

		Name:	Christopher L. Headrick
		Title:	President and CEO
Principal Executive Officer and Principal Financial Officer